Ex. 4.3 - 1

                                   EXHIBIT 4.3
                 AMENDED AND RESTATED RULE 419 ESCROW AGREEMENT




                          Letter of Escrow Instructions



To:               First Union National Bank
                  Corporate Trust Group
                  5847 San Felipe, Suite 1050
                  Houston, Texas 77057


         Win or Lose Acquisition Corporation - Rule 419 escrow,
         First Union National Bank Escrow No. 757000449

         This Letter of Escrow Instructions to First Union National Bank, hereinafter called Escrow Agent, shall immediately and automatically become operative and effective upon the commencement of a public offering of certain securities of Win or Lose Acquisition Corporation (the "Company") which is described more fully in the Company's Form S-1 Registration Statement under the Securities Act of 1933 (Registration No. 333-52414).

         The Company will cause to be delivered, to the Escrow Agent, the papers, money or property hereinafter described to be held and disposed of by the Escrow Agent in accordance with the following instructions and upon the terms and conditions hereinafter set forth, to which the undersigned agree:

1.       ESCROW PURPOSE:

1.1 This Escrow Agreement describes a single party clearing and holding escrow that will be established by Win or Lose Acquisition Corporation, of Dunedin, Florida, (the "Company") in accordance with the requirements of Securities and Exchange Commission Rule419, adopted pursuant to the provisions of Section 7(b) of the Securities Act of 1933. The Company and the Escrow Agent are the only parties to this Escrow Agreement.

1.2 The Company intends to offer 600,000 shares of its $.001 par value common stock (the "Common Stock") to the public at a price of $0.25 per share (the "Offering") during a period commencing on the effective date of the Company's registration statement and ending upon the expiration of the offering period specified in the definitive Rule 424 prospectus filed by the Company with respect to the registration statement (the "Offering Period"). During the Offering Period, the purpose of the escrow shall be to receive, clear and hold subscription payments ("Subscription Funds") from certain persons ("Investors") who subscribe to purchase shares of Common Stock in the Offering.

1.3 If the Company successfully completes the Offering and sells all 600,000 shares of Common Stock within the Offering Period, the purpose of the escrow shall be to hold, invest and ultimately distribute the following property in accordance with the terms of Sections 4 through 6 this Escrow Agreement,

         (a) The cash proceeds of the Offering ("Offering Proceeds") that were delivered to the Escrow Agent by subscribers during the Offering Period, together with any interest earned during the Offering Period;

         (b) An additional $15,000 in cash (the "Stockholders' Contribution") that will be delivered to the Escrow Agent by certain affiliates of the Company upon the successful completion of the Offering;

         (c) Stock certificates evidencing the ownership of 600,000 shares of the Company's $0.001 par value common stock (the "Investor Shares") that will be sold to Investors in connection with the Offering and will be delivered to the Escrow Agent by the Company upon completion of the Offering;. and

         (d) Stock certificates evidencing the ownership of up to 2,000,000 presently issued and outstanding shares of the Company's $0.001 par value common stock (the "Founders' Shares") that have been registered for resale by certain officers of the Company.

1.4 It is expressly acknowledged that the Stockholder Contribution specified in Paragraph 1.3(b) is being contributed to the Escrow by the affiliates as an inducement to the Investors who subscribe to purchase Common Stock in connection with the Offering. In connection with the delivery of the Stockholder Contribution to the Escrow Agent, the persons making such delivery shall execute such releases and other documents as the Escrow Agent may deem necessary under the circumstances to forever release any claims that such affiliates may have for reimbursement or repayment of the Stockholder Contribution or any portion thereof.

1.5 This Escrow Agreement constitutes an essential element of the Company's proposed public offering of securities and is required by Securities and Exchange Commission Rule 419. The parties to this Escrow Agreement shall, at all times, conduct all of their activities relating to the Rule 419 escrow created hereby in strict compliance with the letter and the spirit of Rule 419. In the event of any inconsistency between the terms of this Escrow Agreement and the requirements of Rule 419, the requirements of Rule 419 shall have priority.

2.       ESCROW DEPOSITS:

2.1 During the Offering Period, the Escrow Deposits will be in the form of checks, bank wire transfers and other instruments of payment in favor of "Win or Lose Acquisition Corporation-Escrow Account."

2.2 The Investors will be instructed to deliver checks and other instruments of payment directly to the Escrow Agent together with manually signed original Subscription Agreements and such other documents as may be necessary to establish the Investor's name, address and social security number, and number of shares purchased to the satisfaction of the Escrow Agent. In accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, the Company agrees to deliver any original Subscription Agreements, checks and other instruments of payment received by it to the Escrow Agent by noon of the next business day after receipt thereof

2.3 The Escrow Agent shall accept deposits to the Escrow Account for the entire Offering Period, without reference to the amount of Subscription Funds then on deposit. Upon deposit, all Subscription Funds will be subject to the terms of this Escrow Agreement. The Subscription Funds are to be invested by Escrow Agent from time to time in an Evergreen Cash Management Money Market Resource Class account without further instruction.

2.4 Any checks or other instruments of payment that have been presented for payment and have been dishonored are to be presented a second time. Any checks or other instruments of payment that have been dishonored twice are to be immediately returned to the Investor, with copies to the Company.

3.       FAILURE TO COMPLETE OFFERING:

3.1 In the event that (a) the Escrow Agent has not received and cleared a total of $150,000 in Subscription Funds on or before the close of business on the last day of the Offering Period (the "Termination Date"), or (b) the Company has not, within three days after the Termination Date, delivered a certificate to the Escrow Agent which states that all conditions precedent to the closing of the Offering have been satisfied, the Escrow Agent shall, within five days after the Termination Date, refund to each Investor the Subscription Funds submitted on his behalf, together with any interest earned on his Subscription Funds during the time the Subscription Funds have been collected and are available for investment.

3.2 The Escrow Agent shall distribute all interest earned on the Escrow Account to the Investors, pro rata, according to the amount and date of each deposit. The Escrow Agent shall mail all refund checks to Investors no later than the close of business on the second day after the occurrence of an event specified above.

3.3 Notwithstanding any other provision of this Escrow Agreement, the Company reserves the right to terminate the Offering at any time and instruct the Escrow Agent to return the Subscription Funds to the Investors in accordance with the provisions of this Section 3.

4.       SUCCESSFUL COMPLETION OF OFFERING:

4.1 If the collected Subscription Funds on deposit in the escrow are more than $150,000 on the Termination Date, the Escrow Agent shall immediately prepare a summary compilation that identifies each Investor, states the date when the Investor's subscription was received by the Escrow Agent, and states the number of shares of common stock subscribed for by Investor. Within two days after receipt of the compilation prepared by the Escrow Agent, the Company shall reject sufficient subscriptions to eliminate any excess subscriptions and reduce the total Subscription Funds to exactly $150,000, plus accumulated interest. The Company reserves the right to partially reject subscriptions and shall endeavor to reject subscriptions in a manner reasonably calculated to result in an even distribution of its Common Stock among the Investors. After completing this process, the Company shall deliver to the Escrow Agent a definitive Investor list that identifies each Investor and states the number of shares of Common Stock that will be sold to such Investor.

4.2 Upon receipt of the definitive Investor list prepared by the Company, Escrow Agent shall promptly remit to each Investor who has submitted a subscription that was rejected in whole or in part by the Company any excess Subscription Funds attributable to his subscription, together with any interest earned on the Subscription Funds returned to the Investor. The Escrow Agent shall mail all refund checks to Investors no later than the close of business on the day after its receipt of the definitive Investor list.

4.3 After making any refunds required pursuant to the provisions of Paragraph 4.2, the Escrow Agent shall deliver a final Investor list to the Company. The final Investor list shall include detailed information on the identity of each Investor (including name, address, telephone number and taxpayer ID number), state the number of shares of Common Stock purchased by each Investor, and include such other information as may be required to insure compliance with the requirements of 12 CFR
         330.1 of the Regulations of the Federal Deposit Insurance Corporation.

4.4 As soon as practicable after the receipt of the final Investor list, the Company will deliver, or cause to be delivered, to the Escrow Agent, stock certificates for the Common Stock purchased by Investors. All stock certificates shall be registered in the name of the owner thereof and contain such other information as the Company and the Escrow Agent deem necessary or desirable to comply with the requirements of Securities and Exchange Commission Rule 419 and the Regulations of the Federal Deposit Insurance Corporation, or otherwise provide for the efficient performance of the Escrow Agent's duties hereunder.

4.5 When the Escrow Agent receives the stock certificates specified in Paragraph 4.4, it shall examine the stock certificates to confirm that the information on the stock certificates agrees in all particulars with the information in the final Investor list. In the event of any discrepancy between the records of the Escrow Agent and the records of the Company, the records of the Escrow Agent shall have priority.

4.6 When (a) the Company has rejected any excess subscriptions, (b) the excess Subscription Funds have been returned to the Investors, (c) the Escrow Agent has retained exactly $150,000 in Subscription Funds, plus accumulated interest, (d) the Escrow Agent has received the Stockholder Contribution and all associated releases, (e) the Escrow Agent has confirmed the information on the stock certificates specified in Paragraph 4.4, and (f) the Company has delivered to the Escrow Agent a certificate that all conditions precedent to the final closing of the offering have been satisfied, the Escrow Agent shall promptly disburse the sum of Fifteen Thousand Dollars ($15,000) to the Company. The Escrow Agent shall hold all remaining Subscription Funds, together with the Stockholder Contribution and the stock certificates, until the funds and stock certificates are distributed in accordance with this Escrow Agreement.

4.7 When any of the Company's officers enter into an agreement to sell all or any part of the Founders' Shares that have been included in the Company's registration statement, the selling officer shall promptly deliver Stock Certificates representing the ownership of such Founders' Shares to the Escrow Agent. All such Stock Certificates shall be registered in the name of the selling stockholder and duly executed for transfer to the purchaser. Such Stock Certificates shall, upon delivery to the Escrow Agent, become subject to the provisions of this Escrow Agreement. All certificates for Founders Shares delivered to the Escrow Agent shall be accompanied by a copy of the associated stock purchase agreement and such additional documentation as the Company and the Escrow Agent deem necessary or desirable to comply with the requirements of Securities and Exchange Commission Rule 419, or otherwise provide for the efficient performance of the Escrow Agent's duties hereunder.

4.8 The Escrow Funds and all stock certificates delivered to the Escrow Agent pursuant to the provisions of this Section 4 shall be held, invested and disposed of by Escrow Agent in accordance with the following instructions and upon the terms and conditions set forth herein. Notwithstanding any other provision of this Escrow Agreement, the owners of Founders' Shares shall have no interest in the Escrow Funds and shall not participate in any cash distributions from the Escrow.

5.       INVESTMENT OF ESCROW FUNDS

5.1 At all times during the term of the Escrow, the Escrow Funds shall be held for the sole benefit of the Investors who shall be named and identified in accordance with 12 CFR 330.1 of the regulations of the Federal Deposit Insurance Corporation. At all times during the term of the Escrow, the records of the Escrow Agent shall show the name and percentage interest of each Investor who is a beneficial owner of Escrow Funds. For purposes of this provision, the Escrow Agent shall calculate the percentage interest of each Investor by dividing the number of shares of Common Stock owned by such Investor by 600,000.

5.2 The Escrow Funds may only be invested in (i) an obligation that constitutes a "deposit" as that term is defined in section 3(1) of the Federal Deposit Insurance Act, (ii) securities of an open-end investment company registered under the Investment Company Act of 1940 that holds itself our as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3), and (c)(4) of Rule 2a-7 under the Investment Company Act, or (iii) securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

5.3 All interest earned with respect to the Escrow Funds shall be added to the principal thereof and treated as Escrow Funds for all purposes of this Escrow Agreement.

5.4 The Escrow Agent, in consultation with the Company, shall allocated the Escrow Funds in such a manner as will, in the judgment of the Escrow Agent, maximize the annual return on the Escrow Funds, maximize the amount that is insured by the United States and/or guaranteed as to principal and interest by the United States, and minimize the potential for loss of principal through market fluctuations.

5.5 The Escrow Funds shall not be invested in any securities that have a scheduled maturity of more than six months from the date of acquisition.

6.       TERMINATION AND DISBURSEMENTS:

6.1 Whenever the provisions of this Section 6 require the Escrow Agent to mail a refund check to an Investor, the following provisions shall apply:

         (a) The then current balance of the Escrow Funds shall be allocated among the Investors on a per share basis and the Escrow Agent shall not be obligated to separately account for interest earned on the Escrow Funds.

         (b) The Escrow Agent is authorized to determine the available balance of the Escrow Funds on the disbursement date and divide such balance by 600,000 shares to calculate the amount of cash per share to be distributed to Investors.

         (c) Refund checks shall be rounded to the nearest whole cent and any overpayment resulting from such rounding shall be payable in cash by the Company.

         (d) Refund checks shall be mailed to the Investor entitled thereto within five days after the occurrence or nonoccurrence of the event that gives rise to the Company's refund obligation.

6.2 If the Company has not negotiated a business combination, filed a post-effective amendment to its registration statement, successfully completed a reconfirmation offering meeting the requirements of Rule 419 and closed on the business combination agreement within 18 months after the effective date of its registration statement (the "Final Termination Date"), the Escrow Agent shall:

         (a) Forward a refund check to each Investor who purchased shares of the Company's Common Stock for cash in connection with the Offering.

         (b)      Return all stock certificates to the Company for cancellation.

         When all stock certificates and all Escrow Funds have been disbursed in accordance with the provisions of this Paragraph 6.2, this Escrow Agreement will terminate.

6.3 If the Company negotiates a business combination, files a post-effective amendment to its registration statement and conducts a reconfirmation offering meeting the requirements of Rule 419; and the terms of such offering are not accepted by the holders of the number of shares specified in the definitive prospectus included in the Company's post-effective amendment, the Company shall immediately notify the Escrow Agent that the terms of its reconfirmation offering have been rejected and the Escrow Agent shall:

         (a) Forward a refund check to each Investor who purchased shares of the Company's Common Stock for cash in connection with the Offering.

         (b)      Return all stock certificates to the Company for cancellation.

         When all stock certificates and all Escrow Funds have been disbursed in accordance with the provisions of this Paragraph 6.3, this Escrow Agreement will terminate.

6.4 If the Company negotiates a business combination, files a post-effective amendment to its registration statement and completes a reconfirmation offering meeting the requirements of Rule 419 on or before the Final Termination Date, the Company shall promptly deliver, or cause to be delivered, to the Escrow Agent:

(a) A copy of the definitive prospectus included in its post-effective amendment and used in connection with the reconfirmation offering;

(b) A schedule setting forth the identity of each Investor who purchased Common Stock for cash in connection with the Offering and has reconfirmed his investment in writing in connection with the reconfirmation offering;

(c) A schedule setting forth the identity of each person who agreed to purchase Founders' Shares during the term of the Escrow and has reconfirmed his investment in writing in connection with the reconfirmation offering;

(d) Copies of all subscription reconfirmation agreements that support the schedules specified in subparagraphs (c) and (d) above; and

(e) A schedule setting forth the identity of each Investor and each purchaser of Founders' Shares who has refused or failed to execute a reconfirmation agreement within the time limits specified in the definitive prospectus.

6.5 Upon receipt of the documentation specified in Paragraph 6.4, the Escrow Agent shall:

         (a) Mail a refund check to each Investor who purchased Common Stock for cash in connection with the Offering and refused or failed to execute a reconfirmation agreement within the time limits specified in Rule 419 and the definitive prospectus;

         (b) Return to the Company all stock certificates registered in the names of Investors who purchased Common Stock for cash in connection with the Offering and refused or failed to execute a reconfirmation agreement within the time limits specified in the definitive prospectus;

         (c) Return to the selling stockholders any Stock Certificates representing Founders' Shares that were subject to a purchase agreement during the term of the Escrow, but deliverable to a purchaser who refused or failed to execute a reconfirmation agreement within the time limits specified in the definitive prospectus.

6.6 If the Company satisfies the conditions of Paragraph 6.4, actually closes the business combination described in the post-effective amendment to its registration statement and delivers to the Escrow Agent a Certificate signed by the President and Secretary that all conditions precedent to the final release of Escrow Funds set forth in Rule 419(e)(3) have been satisfied, the Escrow Agent shall:

         (a) Mail a stock certificate to each Investor who purchased Common Stock for cash in connection with the Offering and subsequently executed a reconfirmation agreement;

         (b) Deliver stock certificates for the remaining Founders Shares to the closing agents specified in the associated stock purchase agreements; but only if (a) the purchaser of such Founders; Shares has executed a reconfirmation agreement, and
                  (b) a closing agent was specified in the purchase agreement delivered to the Escrow Agent pursuant to Section 4.7 of this agreement. In the event that a closing agent was not so specified, the Escrow Agent shall retain possession of the stock certificates pending its receipt of joint instructions from the seller and purchaser.

         (c) Transfer all remaining Escrow Funds to such account as may be specified by the Company.

         When all stock certificates and all Escrow Funds deposited with the Escrow Agent have been disbursed in accordance with the provisions of this Paragraph 6.6, this Escrow Agreement will terminate.

7.       NO MODIFICATION:

7.1 After the deposit of the Stockholder Contribution, these instructions shall not be modified, rescinded or amended without the written consent of each Investor who may be adversely affected by such modification, rescission or amendment.

8.       GENERAL PROVISIONS:

8.1 All parties understand and agree that Escrow Agent is not a principal, participant, or beneficiary of the underlying transaction that necessitates this Escrow Agreement. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with the advice of its counsel. Escrow Agent shall be responsible for holding, investing and disbursing the Escrowed Assets pursuant to the Escrow Agreement, but in no event shall be liable for any exemplary or consequential damages in excess of Escrow Agent's fee hereunder.

8.2 Unless otherwise provided herein, the Escrow Agent shall accept the Escrowed Assets pursuant to the Escrow Agreement and invest such assets at the written request of the parties hereto specifying with particularity or by accompanying schedule the type and identity of the assets to be deposited. Acceptance of the Escrowed Assets shall be communicated by Escrow Agent to parties by account statement or otherwise in writing as soon as practicable after receipt, and any discrepancies shall be noted to Escrow Agent by the parties in writing within forty five (45) days of receiving such communication. Failure to note any discrepancies shall be deemed confirmation of the description of Escrowed Assets listed on the report regardless of any variations from the original schedule. Any request to invest assets shall be in writing or facsimile and specify the type of investment to be made, the maturity date, and the principal amount to be invested. The Escrow Agent shall not be liable for delay or failure to invest funds without written instructions or for losses on any investments made by it pursuant to and in compliance with such instructions.

8.3 Should any controversy arise between the undersigned with respect to this Escrow Agreement or with respect to the right to receive the Escrowed Assets, Escrow Agent shall have the right to consult counsel and/or to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties. In the event it is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should such actions be necessary, or should Escrow Agent become involved in litigation in any manner whatsoever on account of this Escrow Agreement of the Escrowed Assets made hereunder, the undersigned hereby bind and obligate themselves, their heirs and legal representatives to pay Escrow Agent, in addition to any charge made hereunder for acting as Escrow Agent, reasonable attorney's fees incurred by Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with and resulting from such actions.

8.4 The Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions of the Escrow Agreement, and it is agreed that its duties are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto.

8.5 The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the other parties hereto, at their address set forth herein, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Escrowed Assets hereunder shall be delivered to such person as may be designated in writing by the appropriate parties executing this Escrow Agreement, whereupon all the Escrow Agent's obligations hereunder shall cease and terminate. The Escrow Agent's sole responsibility until such termination shall be to keep safely all Escrowed Assets and to deliver the same to a person designated by the appropriate parties executing this Escrow Agreement or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

8.6 The parties agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its acceptance or appointments as Escrow Agent hereunder, including costs and expenses of defending itself against any claim or liability in connection with its performance hereunder.

8.7 The parties jointly and severally agree to pay to the Escrow Agent its fees for the services rendered pursuant to the provisions of this Escrow Agreement and will reimburse the Escrow Agent for reasonable expenses, including reasonable attorney's fees incurred in connection with the negotiations, drafting and performance of such services. Except as otherwise noted, this fee covers account acceptance, set up and termination expenses; plus usual and customary related administrative services such as safekeeping, investment and payment of funds specified herein or in the exhibits attached. Activities requiring excessive administrator time or out-of-pocket expenses such as optional substitution of collateral or securities shall be deemed extraordinary expenses for which related costs, transaction charges, and additional fees will be billed at Escrow Agent's standard charges for such items. A fee schedule has been provided to all parties to this Escrow.

8.8 Escrow Agent is hereby given a lien on all Escrowed Assets for all indebtedness that may become owing to Escrow Agent hereunder, which lien may be enforced by Escrow Agent by setoff or appropriate foreclosure proceedings.

8.9 The parties warrant to the Escrow Agent that there are no Federal, State or local tax liability or filing requirements whatsoever concerning the Escrow Agent's actions contemplated hereunder and warrant and represent to the Escrow Agent that the Escrow Agent has no duty to withhold or file any report of any tax liability under any Federal of State income tax, local or State property tax, local or State sales or use taxes, or any other tax by any taxing authority. The parties hereto agree to jointly and severally indemnify the Escrow Agent fully for any tax liability, penalties or interest incurred by the Escrow Agent arising hereunder and agree to pay in full any such tax liability together with penalty and interest if any tax liability is ultimately assessed against the Escrow Agent for any reason as a result of its action hereunder (except for the Escrow Agent's individual income tax liability arising from its income fees).

8.10 The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including, but not limited to, the following:
         (a) the act, failure or neglect of any agent or correspondent selected by the Escrow Agent or the parties hereto; (b) any delay, error, omission or default connected with the remittance of funds; (c) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

8.11 This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereto expressly waive such duties and liabilities, it being their intent to create solely an agency relationship and hold the Escrow Agent liable only in the event of its gross negligence or willful misconduct in order to obtain the lower fee schedule rates as specifically negotiated with the Escrow Agent.

9.       NOTICES:

9.1 All notices, demands, requests or payments provided for or given pursuant to this Escrow must be in writing or facsimile. All such notices shall be deemed to have been properly given or served by personal delivery or by depositing the same in the United States mail addressed to the person entitled to receive such notice at the address set forth below.

    To the Company:                             To the Escrow Agent:
         Sally A. Fonner, President                  First Union National Bank
         Win or Lose Acquisition Corporation         Corporate Trust Group
         1268 Bayshore Boulevard                     5847 San Felipe, Suite 1050
         Dunedin, Florida 34698                      Houston, Texas 77057

9.2      All notices shall be effective when received.

       Approved and accepted by the Parties this 1st day of February 2002.


Win or Lose Acquisition Corporation          First Union National Bank





By: /s/                                   By: /s/
   -------------------------------           ---------------------------------
     Sally A. Fonner, President               R. Douglas Milner, Vice President